FOR IMMEDIATE RELEASE

Contact:	Peter J. Cunningham First Vice President, Investor Relations (516) 327-7877 ir@astoriafederal.com

ASTORIA FINANCIAL CORPORATION ANNOUNCES FOURTH QUARTER EPS OF $0.22
(OPERATING EPS OF $0.36); FULL YEAR EPS OF $1.36 (OPERATING EPS OF $1.50)

Quarterly Cash Dividend of $0.26 Per Common Share Declared

 Lake Success, New York, January 23, 2008 -- Astoria Financial Corporation (NYSE: AF) (“Astoria,” the “Company”), the holding company for Astoria Federal Savings and Loan Association (“Astoria Federal”), today reported net income of $19.7 million (operating income of $33.0 million), or $0.22 diluted earnings per share (“EPS”) (operating EPS of $0.36), for the quarter ended December 31, 2007, compared to $37.1 million, or $0.39 EPS, for the 2006 fourth quarter.

For the year ended December 31, 2007, net income totaled $124.8 million (operating income of $138.1 million), or $1.36 EPS (operating EPS of $1.50), compared to $174.9 million (operating income of $178.6 million), or $1.80 EPS (operating EPS of $1.84), for the year ended December 31, 2006.

Included in the fourth quarter and full year 2007 results is an other-than-temporary impairment, after-tax, non-cash charge of $13.3 million, or $0.15 EPS and $0.14 EPS, respectively, relating to Freddie Mac preferred stock, as reported in the Company’s press release dated January 17, 2008. Operating income and operating EPS, representing net income and EPS determined in accordance with generally accepted accounting principles (“GAAP”) excluding the effects of the after-tax, non-cash charge noted above and a $3.7 million, after-tax, charge for the termination of our interest rate swap agreements in the 2006 first quarter, provide a meaningful comparison for effectively evaluating Astoria’s operating results. For a reconciliation of operating income and operating EPS to GAAP net income and EPS, please refer to the tables on page 14.

Commenting on the quarter and full year results, George L. Engelke, Jr., Chairman and Chief Executive Officer of Astoria, noted, “The 2007 fourth quarter and full year operating results were in line with our expectations and continued to reflect the negative impact of a flat-to-inverted yield curve that persisted through the summer. Subsequently, four interest rate reductions by the Federal Reserve beginning in September, totaling 175 basis points, have produced a positively sloped yield curve and a more favorable interest rate environment for us going forward.”

Board Declares Quarterly Cash Dividend of $0.26 Per Share

The Board of Directors of the Company, at their January 23, 2008 meeting, declared a quarterly cash dividend of $0.26 per common share. The dividend is payable on March 3, 2008 to shareholders of record as of February 15, 2008. This represents the fifty-first consecutive quarterly cash dividend declared by the Company.

Twelfth Stock Repurchase Program Continues

During the 2007 fourth quarter, Astoria repurchased 505,000 shares of its common stock at an average cost of $25.12 per share. For the year ended December 31, 2007, Astoria repurchased a total of 3.0 million shares, completing its eleventh stock repurchase program and commencing its twelfth stock repurchase program in the 2007 third quarter. Under the current stock repurchase program, 8.9 million shares remain available for repurchase as of January 1, 2008.

Board Sets Annual Shareholders’ Meeting Date

The Board of Directors, at their January 23, 2008 meeting, established May 21, 2008 as the date for the Astoria Annual Meeting of Shareholders, with a voting record date of March 26, 2008.

Supervisory Goodwill Litigation Update

In the case of the Long Island Savings Bank goodwill claim for breach of contract, the U.S. Court of Appeals for the Federal Circuit, on December 28, 2007, denied both Astoria’s petition for a panel rehearing and a rehearing en banc and upheld the Court’s most recent opinion which reversed an Astoria award of $435.8 million. Management is carefully reviewing its options with respect to any further legal action that may be taken in this matter.

In the case of the Fidelity New York goodwill claim, on January 8, 2008, the U.S. Court of Federal Claims awarded Astoria $16.0 million in damages from the U.S. government for breach of contract. Management is carefully reviewing the decision and anticipates that the U.S. government, given its practice in similar cases, may file an appeal. If so, no assurance can be given as to the timing, content or ultimate outcome of the appeal.

Fourth Quarter and Full Year Earnings Summary

Net interest income, before the provision for loan losses, for the quarter ended December 31, 2007 increased to $81.9 million from $81.2 million for the 2007 third quarter, and declined from $86.9 million for the 2006 fourth quarter. For the year ended December 31, 2007, net interest income, before provision for loan losses, totaled $333.5 million compared to $390.4 million for the year ended December 31, 2006.

Astoria’s net interest margin for the quarter ended December 31, 2007 was 1.57% compared to 1.58% for the 2007 third quarter and 1.69% for the quarter ended December 31, 2006. For the year ended December 31, 2007, the net interest margin was 1.62% compared to 1.87% for the year ended December 31, 2006. The year-over-year quarter and full year decreases are due to the cost of interest-bearing liabilities rising more rapidly than the yield on interest-earning assets. Commenting on the net interest margin, Mr. Engelke noted, “The margin for the 2007 fourth quarter, in line with our expectations, represents an inflection point, with gradual improvement expected throughout 2008.”

Non-interest income for the quarter ended December 31, 2007 totaled $2.1 million, including the previously announced other-than-temporary impairment non-cash pre-tax charge of $20.5 million, compared to $23.9 million for the comparable 2006 period. The decrease is primarily due to the impairment charge noted above and a decrease of $1.7 million in mortgage banking income, net, as detailed below. For the year ended December 31, 2007, non interest income totaled $75.8 million, including the aforementioned non-cash charge, compared to $91.4 million for 2006, including the $5.5 million pre-tax charge for the termination of interest rate swap agreements as noted earlier.

The components of mortgage banking (loss) income, net, which is included in non-interest income, are detailed below:

(Dollars in millions)	4Q07	4Q06	FY 2007	FY 2006
Loan servicing fees	$1.0	$1.0	$4.1	$4.4
Amortization of MSR*	(0.9)	(0.9)	(3.5)	(3.7)
MSR* valuation adjustments	(1.2)	0.5	(1.0)	2.0
Net gain on sale of loans	0.4	0.4	1.7	2.1
Mortgage banking (loss) income, net	$(0.7)	$1.0	$1.3	$4.8
* Mortgage servicing rights

General and administrative expense (“G&A”) for the quarter ended December 31, 2007 increased $2.4 million, to $58.9 million from $56.5 million for the 2007 third quarter, and $1.9 million from $57.0 million for the 2006 fourth quarter. The linked quarter and year-over-year quarter increases are primarily due to increased compensation and benefits expense, including increased ESOP expense, and goodwill litigation expense partially offset by lower advertising expense.

For the full year 2007, G&A increased $9.5 million to $231.3 million from $221.8 million for the full year 2006. The increase was primarily due to increases in compensation and benefits expense and goodwill litigation expense, partially offset by lower advertising expense.

Income tax expense for the quarter ended December 31, 2007 decreased $13.2 million from the 2006 fourth quarter to $3.5 million due primarily to lower net income resulting from the non-cash pre-tax impairment charge of $20.5 million incurred in the 2007 fourth quarter. It is expected that the effective tax rate for 2008 should return to a more normal level of approximately 31%.

Balance Sheet Summary

For the 2007 fourth quarter, the loan portfolio increased $201.7 million from the prior quarter, or 5% on an annualized basis, to $16.2 billion at December 31, 2007. Mortgage loan originations and purchases totaled $882.1 million for the quarter ended December 31, 2007 compared to $1.1 billion for the 2006 fourth quarter.

For the year ended December 31, 2007, the loan portfolio increased $1.2 billion, or 8%, and mortgage loan originations and purchases totaled $4.2 billion compared to $3.4 billion for 2006.

For the 2007 fourth quarter, the one-to-four family mortgage loan portfolio increased $278.6 million from the prior quarter, or 10% annualized, to $11.6 billion at December 31, 2007. One-to-four family loan originations and purchases totaled $816.1 million for the 2007 fourth quarter compared to $948.7 million for the 2006 fourth quarter. Of the 2007 fourth quarter one-to-four family loan production for portfolio, 71% consisted of 3/1 and 5/1 hybrid adjustable rate mortgage loans.

For the year ended December 31, 2007, the one-to-four family mortgage loan portfolio increased $1.4 billion, or 14%. Loan originations and purchases totaled $3.8 billion for 2007 compared to $2.7 billion for 2006. The loan-to-value ratio of the 2007 one-to-four family loan production for portfolio averaged 65% at origination and the loan amount averaged approximately $550,000. Of the 2007 production for portfolio, 78% consisted of 3/1 and 5/1 hybrid adjustable rate mortgage loans.

For the quarter ended December 31, 2007, the multi-family and commercial real estate (“CRE”) loan portfolio decreased $56.0 million from the prior quarter, primarily due to lower loan originations which totaled $66.0 million compared to $105.0 million for the 2006 fourth quarter. At December 31, 2007, the combined multi-family and CRE loan portfolio totaled $4.0 billion, or 25% of total loans.

For the year ended December 31, 2007, the multi-family and CRE loan portfolio decreased $110.4 million primarily due to lower loan originations which totaled $410.4 million compared to $664.4 million for the comparable 2006 period. The loan-to-value ratio of the 2007 multi-family/CRE loan production averaged 65% at origination and the loan amount averaged approximately $1.3 million.

Asset Quality

For the quarter ended December 31, 2007, non-performing loans increased $24.0 million from the previous quarter to $106.3 million, or 0.49% of total assets, primarily due to an increase in one-to-four family non-performing loans. Loans that have missed only two payments and are currently included in non-performing loans totaled $38.3 million at December 31, 2007, an increase of $14.2 million from the previous quarter and represent 59% of the total increase in non-performing loans in the 2007 fourth quarter. At December 31, 2007, one-to-four family non-performing loans totaled $89.4 million and multi-family non-performing loans totaled $14.2 million. Mr. Engelke noted, “While we have never actively participated in high-risk residential mortgage lending, as a geographically diversified lender, we are not immune to some negative consequences arising from overall economic weakness and, in particular, a sharp downturn in the housing industry nationally. Accordingly, although our total loan delinquencies remained stable on a linked quarter basis, our non-performing loans increased as noted above; therefore, we anticipate that our non-performing loans and credit costs could increase somewhat during 2008, but our asset quality should remain strong as we maintain conservative underwriting standards.”

Net loan charge-offs for the quarter ended December 31, 2007 totaled $1.3 million compared to $1.6 million for the previous quarter and net recoveries of $12,000 for the 2006 fourth quarter. For the year ended December 31, 2007, net loan charge-offs totaled $3.5 million, or just two basis points of average loans, compared to $1.2 million, or one basis point of average loans, for the year ended December 31, 2006.

For the quarter ended December 31, 2007, Astoria recorded a $2.0 million provision for loan losses, up from $500,000 recorded in the previous quarter. For the year ended December 31, 2007, provision for loan losses totaled $2.5 million compared to no provision in 2006.

For the quarter and year ended December 31, 2007, deposits decreased $216.6 million and $174.6 million, respectively, to $13.0 billion. “During the fourth quarter, retail deposit pricing remained very competitive even as short-term market interest rates declined. As a result of our efforts to maintain deposit pricing discipline, we have taken advantage of lower cost borrowings for funding some of our loan growth during this quarter,” Mr. Engelke noted.

For the quarter and year ended December 31, 2007, securities decreased $197.7 million and $968.8 million, respectively, to $4.4 billion, or 20% of total assets at December 31, 2007. For the quarter and year ended December 31, 2007, borrowings increased $255.2 million and $348.7 million, respectively, to $7.2 billion, or 33% of total assets at December 31, 2007. Total assets were essentially unchanged from the previous quarter and increased $164.8 million from December 31, 2006 to $21.7 billion at December 31, 2007.

Key balance sheet highlights, reflecting the improvement in the quality of the Company’s balance sheet since December 31, 1999, follow:

($ in millions)	12/31/99	12/31/01	12/31/03	12/31/05	12/31/06	12/31/07	Cumulative % Change
Assets	$22,700	$22,672	$22,462	$22,380	$21,555	$21,719	(4%	)
Loans	$10,286	$12,167	$12,687	$14,392	$14,972	$16,155	+ 57%
Securities	$10,763	$8,013	$8,448	$6,572	$5,340	$4,371	(59%	)
Deposits	$9,555	$10,904	$11,187	$12,810	$13,224	$13,049	+ 37%
Borrowings	$11,528	$9,826	$9,632	$7,938	$6,836	$7,185	(38%	)

The following table illustrates this improvement on an outstanding per share basis:

Amount per share	12/31/99	12/31/01	12/31/03	12/31/05	12/31/06	12/31/07	% Change	CAGR
Loans	$66.28	$89.36	$107.51	$137.11	$152.44	$168.76	155%	12%
Deposits	$61.57	$80.09	$94.80	$122.04	$134.65	$136.32	121%	10%

Stockholders’ equity was $1.2 billion, or 5.58% of total assets at December 31, 2007. Astoria Federal continues to maintain capital ratios in excess of regulatory requirements with core, tangible and risk-based capital ratios of 6.58%, 6.58% and 12.04%, respectively, at December 31, 2007.

Future Outlook

Commenting on the outlook for 2008, Mr. Engelke stated, “The decrease in short-term interest rates by the Federal Reserve has produced a more positively sloped yield curve and a more favorable interest rate environment for us going forward. We anticipate the yield curve will remain positively sloped and steepen further in 2008 which should result in improved opportunities for earnings growth and an expansion of our net interest margin. Our focus going forward will be to continue to capitalize on residential mortgage market opportunities that result in improved loan volumes and mortgage spreads. Loan growth may be tempered somewhat as we have reduced the number of states in which we will originate residential loans due to the advanced economic declines in those markets. This is evidenced by the loan pipeline at December 31, 2007 which, at $1.1 billion, is $221.4 million lower than the loan pipeline at September 30, 2007. Deposit growth will remain a focus; however, in the near term, if competitive pricing continues, we will fund some of our loan growth with lower cost borrowings. We expect to continue to maintain the Company’s tangible capital levels between 4.50% and 4.75%.”

Astoria Financial Corporation, with assets of $21.7 billion, is the holding company for Astoria Federal Savings and Loan Association. Established in 1888, Astoria Federal, with deposits in New York totaling $13.0 billion, is the largest thrift depository headquartered in New York and embraces its philosophy of “Putting people first” by providing the customers and local communities it serves with quality financial products and services through 86 convenient banking office locations and multiple delivery channels, including its enhanced website, www.astoriafederal.com. Astoria Federal commands the fourth largest deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau, and Suffolk counties with a population exceeding that of 38 individual states. Astoria Federal originates mortgage loans through its banking offices and loan production offices in New York, an extensive broker network covering twenty-two states, primarily the East Coast, and the District of Columbia, and through correspondent relationships covering twenty-nine states and the District of Columbia.

Earnings Conference Call January 24, 2008 at 10:00 a.m. (ET)

The Company, as previously announced, indicated that Mr. Engelke will host an earnings conference call Thursday morning, January 24, 2008 at 10:00 a.m. (ET). The toll-free dial-in number is (888) 562-3356, conference ID #28876927. A telephone replay will be available on January 24, 2008 from 1:00 p.m. (ET) through Friday, February 1, 2008. The replay number is (800) 642-1687, ID # 28876927. The conference call will also be simultaneously webcast on the Company’s website www.astoriafederal.com and archived for one year.

Forward Looking Statements

This document contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by the use of such words as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “outlook,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would,” and similar terms and phrases, including references to assumptions.

Forward-looking statements are based on various assumptions and analyses made by us in light of our management’s experience and its perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins or affect the value of our investments; changes in deposit flows, loan demand or real estate values may adversely affect our business; changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently; general economic conditions, either nationally or locally in some or all of the areas in which we do business, or conditions in the real estate or securities markets or the banking industry may be less favorable than we currently anticipate; legislative or regulatory changes may adversely affect our business; applicable technological changes may be more difficult or expensive than we anticipate; success or consummation of new business initiatives may be more difficult or expensive than we anticipate; or litigation or matters before regulatory agencies, whether currently existing or commencing in the future, may be determined adverse to us or may delay the occurrence or non-occurrence of events longer than we anticipate. We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date of this document.

Tables Follow

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In Thousands, Except Share Data)

	At December 31, 2007	At December 31, 2006
ASSETS
Cash and due from banks	$93,972	$134,016
Repurchase agreements	24,218	71,694
Securities available-for-sale	1,313,306	1,560,325
Securities held-to-maturity (fair value of $3,013,014 and $3,681,514, respectively)	3,057,544	3,779,356
Federal Home Loan Bank of New York stock, at cost	201,490	153,640
Loans held-for-sale, net	6,306	16,542
Loans receivable:
Mortgage loans, net	15,791,962	14,532,503
Consumer and other loans, net	363,052	439,188
	16,155,014	14,971,691
Allowance for loan losses	(78,946)	(79,942)
Total loans receivable, net	16,076,068	14,891,749
Mortgage servicing rights, net	12,910	15,944
Accrued interest receivable	79,132	78,761
Premises and equipment, net	139,563	145,231
Goodwill	185,151	185,151
Bank owned life insurance	398,280	385,952
Other assets	131,428	136,158

TOTAL ASSETS	$21,719,368	$21,554,519

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$13,049,438	$13,224,024
Reverse repurchase agreements	3,730,000	4,480,000
Federal Home Loan Bank of New York advances	3,058,000	1,940,000
Other borrowings, net	396,658	416,002
Mortgage escrow funds	129,412	132,080
Accrued expenses and other liabilities	144,516	146,659

TOTAL LIABILITIES	20,508,024	20,338,765

Stockholders' equity:
Preferred stock, $1.00 par value; (5,000,000 shares authorized; none issued and outstanding)	-	-
Common stock, $.01 par value; (200,000,000 shares authorized;
166,494,888 shares issued; and 95,728,562, and 98,211,827 shares outstanding, respectively)	1,665	1,665
Additional paid-in capital	846,227	828,940
Retained earnings	1,883,902	1,856,528
Treasury stock (70,766,326 and 68,283,061 shares, at cost, respectively)	(1,459,865)	(1,390,495)
Accumulated other comprehensive loss	(39,476)	(58,330)
Unallocated common stock held by ESOP (5,761,391 and 6,155,918 shares, respectively)	(21,109)	(22,554)

TOTAL STOCKHOLDERS' EQUITY	1,211,344	1,215,754

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$21,719,368	$21,554,519

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Share Data)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2007	2006	2007	2006
Interest income:
Mortgage loans:
One-to-four family	$159,134	$131,879	$587,863	$510,105
Multi-family, commercial real estate and construction	62,376	67,064	254,536	259,242
Consumer and other loans	6,700	8,817	30,178	35,735
Mortgage-backed and other securities	50,913	62,162	219,040	267,535
Federal funds sold and repurchase agreements	259	1,205	2,071	6,410
Federal Home Loan
Bank of New York stock	3,388	2,252	11,634	7,787
Total interest income	282,770	273,379	1,105,322	1,086,814
Interest expense:
Deposits	114,635	109,413	456,039	384,770
Borrowings	86,202	77,110	315,755	311,659
Total interest expense	200,837	186,523	771,794	696,429

Net interest income	81,933	86,856	333,528	390,385
Provision for loan losses	2,000	-	2,500	-
Net interest income after provision for loan losses	79,933	86,856	331,028	390,385
Non-interest income:
Customer service fees	15,713	15,615	62,961	64,823
Other loan fees	1,258	1,303	4,739	4,058
Net gain on sales of securities	216	-	2,208	-
Other-than-temporary impairment write-down of securities	(20,484)	-	(20,484)	-
Mortgage banking (loss) income, net	(661)	1,035	1,334	4,845
Income from bank owned life insurance	4,381	4,066	17,109	16,129
Other	1,685	1,843	7,923	1,495
Total non-interest income	2,108	23,862	75,790	91,350
Non-interest expense:
General and administrative:
Compensation and benefits	32,279	29,985	124,036	116,408
Occupancy, equipment and systems	16,580	16,825	65,754	66,034
Federal deposit insurance premiums	393	409	1,595	1,672
Advertising	1,281	2,079	6,563	7,747
Other	8,369	7,662	33,325	29,942
Total non-interest expense	58,902	56,960	231,273	221,803

Income before income tax expense	23,139	53,758	175,545	259,932
Income tax expense	3,466	16,652	50,723	85,035

Net income	$19,673	$37,106	$124,822	$174,897

Basic earnings per common share	$0.22	$0.40	$1.38	$1.85

Diluted earnings per common share	$0.22	$0.39	$1.36	$1.80

Basic weighted average common shares	89,680,349	92,354,297	90,490,118	94,754,732
Diluted weighted average common and common equivalent shares	91,117,693	94,735,740	92,092,725	97,280,150

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

SELECTED FINANCIAL RATIOS AND OTHER DATA

	For the Three Months Ended December 31,		At or For the Twelve Months Ended December 31,
	2007	2006	2007	2006
	(Annualized)
Selected Returns and Financial Ratios
Return on average stockholders' equity	6.55%	11.99%	10.39%	13.73%
Return on average tangible stockholders' equity (1)	7.74	14.09	12.28	16.06
Return on average assets	0.36	0.69	0.58	0.80
General and administrative expense to average assets	1.08	1.06	1.07	1.01
Efficiency ratio (2)	70.09	51.45	56.50	46.04
Net interest rate spread (3)	1.45	1.57	1.50	1.76
Net interest margin (4)	1.57	1.69	1.62	1.87

Selected Non-GAAP Returns and Financial Ratios (5)
Non-GAAP return on average stockholders' equity	10.98%	11.99%	11.50%	14.01%
Non-GAAP return on average tangible stockholders' equity (1)	12.98	14.09	13.59	16.40
Non-GAAP return on average assets	0.61	0.69	0.64	0.82
Non-GAAP efficiency ratio (2)	56.35	51.45	53.81	45.53

Asset Quality Data (dollars in thousands)
Non-performing loans/total loans			0.66%	0.40%
Non-performing loans/totalassets			0.49	0.28
Non-performing assets/total assets			0.53	0.28
Allowance for loan losses/non-performing loans			74.25	134.55
Allowance for loan losses/non-accrual loans			74.58	135.66
Allowance for loan losses/total loans			0.49	0.53
Net charge-offs to average loans outstanding	0.03%	0.00%	0.02	0.01

Non-performing assets			$115,443	$60,043
Non-performing loans			106,328	59,416
Loans 90 days past maturity but still accruing interest			474	488
Non-accrual loans (6)			105,854	58,928
Net charge-offs	$1,308	$(12)	3,496	1,217

Capital Ratios (Astoria Federal)
Tangible			6.58%	6.61%
Core			6.58	6.61
Risk-based			12.04	12.25

Other Data
Cash dividends paid per common share	$0.26	$0.24	$1.04	$0.96
Dividend payout ratio	118.18%	61.54%	76.47%	53.33%
Book value per share (7)			$13.46	$13.21
Tangible book value per share (8)			$11.41	$11.20
Tangible stockholders' equity/tangible assets (1) (9)			4.77%	4.82%
Mortgage loans serviced for others (in thousands)			$1,272,220	$1,363,591
Full time equivalent employees			1,615	1,626

(1)	Tangible stockholders' equity represents stockholders' equity less goodwill.
(2)	Efficiency ratio represents general and administrative expense divided by the sum of net interest income plus non-interest income.
(3)	Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average interest-earning assets.
(5)
The information presented for the three and twelve months ended December 31, 2007 and the twelve months ended December 31, 2006 represents pro forma calculations which are not in conformity with U.S. generally accepted accounting principles, or GAAP. The 2007 information excludes the $13.3 million, after tax, ($20.5 million, before tax), other-than-temporary impairment write-down of securities charge recorded in the 2007 fourth quarter. The 2006 information excludes the $3.7 million, after tax, ($5.5 million, before tax), charge for the termination of our interest rate swap agreements recorded in the 2006 first quarter. See page 14 for a reconciliation of GAAP net income to non-GAAP earnings for the three and twelve months ended December 31, 2007 and the twelve months ended December 31, 2006.

(6)	Non-accrual loans include $38.3 million at December 31, 2007 and $17.3 million at December 31, 2006 of loans which have only missed two payments.
(7)	Book value per share represents stockholders' equity divided by outstanding shares, excluding unallocated Employee Stock Ownership Plan, or ESOP, shares.
(8)	Tangible book value per share represents stockholders' equity less goodwill divided by outstanding shares, excluding unallocated ESOP shares.
(9)	Tangible assets represent assets less goodwill.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

AVERAGE BALANCE SHEETS
(Dollars in Thousands)

	For the Three Months Ended December 31,
	2007			2006
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
			(Annualized)			(Annualized)
Assets:
Interest-earning assets:
Mortgage loans (1):
One-to-four family	$11,660,354	$159,134	5.46%	$10,173,855	$131,879	5.19%
Multi-family, commercial real estate and construction	4,106,141	62,376	6.08	4,242,832	67,064	6.32
Consumer and other loans (1)	369,314	6,700	7.26	449,440	8,817	7.85
Total loans	16,135,809	228,210	5.66	14,866,127	207,760	5.59
Mortgage-backed and other securities (2)	4,506,034	50,913	4.52	5,495,739	62,162	4.52
Repurchase agreements	22,229	259	4.66	90,752	1,205	5.31
Federal Home Loan Bank stock	199,389	3,388	6.80	147,227	2,252	6.12
Total interest-earning assets	20,863,461	282,770	5.42	20,599,845	273,379	5.31
Goodwill	185,151			185,151
Other non-interest-earning assets	744,171			782,146
Total assets	$21,792,783			$21,567,142

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Savings	$1,914,907	1,949	0.41	$2,162,998	2,198	0.41
Money market	340,611	847	0.99	456,617	1,152	1.01
NOW and demand deposit	1,448,161	312	0.09	1,462,088	215	0.06
Liquid certificates of deposit	1,444,935	16,074	4.45	1,420,831	17,824	5.02
Total core deposits	5,148,614	19,182	1.49	5,502,534	21,389	1.55
Certificates of deposit	7,919,713	95,453	4.82	7,617,237	88,024	4.62
Total deposits	13,068,327	114,635	3.51	13,119,771	109,413	3.34
Borrowings	7,165,719	86,202	4.81	6,848,655	77,110	4.50
Total interest-bearing liabilities	20,234,046	200,837	3.97	19,968,426	186,523	3.74
Non-interest-bearing liabilities	356,703			360,334
Total liabilities	20,590,749			20,328,760
Stockholders' equity	1,202,034			1,238,382
Total liabilities and stockholders' equity	$21,792,783			$21,567,142

Net interest income/net interest rate spread		$81,933	1.45%		$86,856	1.57%
Net interest-earning assets/net interest margin	$629,415		1.57%	$631,419		1.69%
Ratio of interest-earning assets to interest-bearing liabilities	1.03x			1.03x

(1)	Mortgage loans and consumer and other loans include loans held-for-sale and non-performing loans and exclude the allowance for loan losses.
(2)	Securities available-for-sale are included at average amortized cost.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

AVERAGE BALANCE SHEETS
(Dollars in Thousands)

	For the Twelve Months Ended December 31,
	2007			2006
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost

Assets:
Interest-earning assets:
Mortgage loans (1):
One-to-four family	$10,995,688	$587,863	5.35%	$9,984,760	$510,105	5.11
Multi-family, commercial real estate and construction	4,171,915	254,536	6.10	4,204,883	259,242	6.17
Consumer and other loans (1)	397,476	30,178	7.59	478,447	35,735	7.47
Total loans	15,565,079	872,577	5.61	14,668,090	805,082	5.49
Mortgage-backed and other securities (2)	4,850,753	219,040	4.52	5,946,591	267,535	4.50
Federal funds sold and repurchase agreements	39,838	2,071	5.20	131,418	6,410	4.88
Federal Home Loan Bank stock	167,651	11,634	6.94	143,002	7,787	5.45
Total interest-earning assets	20,623,321	1,105,322	5.36	20,889,101	1,086,814	5.20
Goodwill	185,151			185,151
Other non-interest-earning assets	753,377			786,062
Total assets	$21,561,849			$21,860,314

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Savings	$2,014,253	8,126	0.40	$2,325,346	9,362	0.40
Money market	379,634	3,780	1.00	536,549	5,287	0.99
NOW and demand deposit	1,465,463	951	0.06	1,500,131	877	0.06
Liquid certificates of deposit	1,549,774	73,352	4.73	1,092,533	50,460	4.62
Total core deposits	5,409,124	86,209	1.59	5,454,559	65,986	1.21
Certificates of deposit	7,823,767	369,830	4.73	7,539,840	318,784	4.23
Total deposits	13,232,891	456,039	3.45	12,994,399	384,770	2.96
Borrowings	6,776,394	315,755	4.66	7,242,568	311,659	4.30
Total interest-bearing liabilities	20,009,285	771,794	3.86	20,236,967	696,429	3.44
Non-interest-bearing liabilities	351,080			349,170
Total liabilities	20,360,365			20,586,137
Stockholders' equity	1,201,484			1,274,177
Total liabilities and stockholders' equity	$21,561,849			$21,860,314

Net interest income/net interest rate spread		$333,528	1.50%		$390,385	1.76
Net interest-earning assets/net interest margin	$614,036		1.62%	$652,134		1.87
Ratio of interest-earning assets to interest-bearing liabilities	1.03x			1.03x

(1)	Mortgage loans and consumer and other loans include loans held-for-sale and non-performing loans and exclude the allowance for loan losses.
(2)	Securities available-for-sale are included at average amortized cost.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

END OF PERIOD BALANCES AND RATES
(Dollars in Thousands)

	At December 31, 2007		At September 30, 2007		At December 31, 2006
		Weighted		Weighted		Weighted
		Average		Average		Average
	Balance	Rate (1)	Balance	Rate (1)	Balance	Rate (1)

Selected interest-earning assets:
Mortgage loans, gross (2):
One-to-four family	$11,628,270	5.70%	$11,349,658	5.65%	$10,214,146	5.48%
Multi-family, commercial real estate and construction	4,055,081	5.92	4,122,709	5.93	4,227,931	5.96
Mortgage-backed and other securities (3)	4,370,850	4.33	4,568,579	4.33	5,339,681	4.35

Interest-bearing liabilities:
Savings	1,891,618	0.40	1,940,322	0.40	2,129,416	0.40
Money market	333,914	0.98	352,858	1.01	435,657	0.98
NOW and demand deposit	1,478,362	0.06	1,442,840	0.06	1,496,986	0.06
Liquid certificates of deposit	1,447,341	4.40	1,463,845	4.46	1,447,462	4.88
Total core deposits	5,151,235	1.46	5,199,865	1.49	5,509,521	1.53
Certificates of deposit	7,898,203	4.79	8,066,130	4.80	7,714,503	4.62
Total deposits	13,049,438	3.48	13,265,995	3.50	13,224,024	3.33
Borrowings, net	7,184,658	4.66	6,929,500	4.68	6,836,002	4.45

(1)
Weighted average rates represent stated or coupon interest rates excluding the effect of yield adjustments for premiums, discounts and deferred loan origination fees and costs and the impact of prepayment penalties.

(2)	Mortgage loans exclude loans held-for-sale and include non-performing loans.
(3)	Securities available-for-sale are reported at fair value and securities held-to-maturity are reported at amortized cost.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

RECONCILIATION OF GAAP NET INCOME TO NON-GAAP EARNINGS (1)
(In Thousands, Except Per Share Data)

	For the Three Months Ended December 31, 2007				For the Twelve Months Ended December 31, 2007

	GAAP	Adjustments (2)	Non-GAAP (1)		GAAP	Adjustments (2)	Non-GAAP (1)

Net interest income	$81,933	$-	$81,933		$333,528	$-	$333,528
Provision for loan losses	2,000	-	2,000		2,500	-	2,500
Net interest income after provision for loan losses	79,933	-	79,933		331,028	-	331,028
Non-interest income	2,108	20,484	22,592		75,790	20,484	96,274
Non-interest expense	58,902	-	58,902		231,273	-	231,273
Income before income tax expense	23,139	20,484	43,623		175,545	20,484	196,029
Income tax expense	3,466	7,169	10,635		50,723	7,169	57,892
Net income	$19,673	$13,315	$32,988		$124,822	$13,315	$138,137

Basic earnings per common share	$0.22	$0.15	$0.37		$1.38	$0.15	$1.53
Diluted earnings per common share	$0.22	$0.15	$0.36	(3)	$1.36	$0.14	$1.50

	For the Twelve Months Ended December 31, 2006

	GAAP	Adjustments (4)	Non-GAAP (1)

Net interest income	$390,385	$-	$390,385
Provision for loan losses	-	-	-
Net interest income after provision for loan losses	390,385	-	390,385
Non-interest income	91,350	5,456	96,806
Non-interest expense	221,803	-	221,803
Income before income tax expense	259,932	5,456	265,388
Income tax expense	85,035	1,785	86,820
Net income	$174,897	$3,671	$178,568

Basic earnings per common share	$1.85	$0.04	$1.88(3)
Diluted earnings per common share	$1.80	$0.04	$1.84

(1)	Non-GAAP earnings are also referred to as operating income and operating EPS throughout this release.
(2)	Adjustments relate to the other-than-temporary impairment write-down of securities charge and the related tax effects recorded in the 2007 fourth quarter.
(3)	Figures do not cross foot due to rounding.
(4)	Adjustments relate to the charge for the termination of our interest rate swap agreements and the related tax effects recorded in the 2006 first quarter.